Exhibit 99.2

AuthenTec, Inc.
Unaudited Pro Forma Condensed Combined Financial Statements

On February 26, 2010, AuthenTec, Inc. acquired SafeNet, Inc.’s Embedded Security Solutions Division in a cash and stock transaction. Under terms of the acquisition of SafeNet’s Embedded Security Solutions Division (“the Acquisition”), AuthenTec paid $8.5 million in cash and issued 1.2 million shares (valued at $2.8 million at the closing) of its common stock. The transaction also calls for an earn-out of up to $2.5 million in cash based on the attainment of certain revenue goals for the remainder of 2010.

The completed Asset Purchase Agreement is contained in the 8-K filed by AuthenTec on February 26, 2010 and is incorporated herein by reference.

The accompanying unaudited pro forma condensed combined financial statements as of and for the fiscal year ended January 1, 2010, are based on the historical financial statements of AuthenTec and SafeNet’s Embedded Security Solutions Division after giving effect to the Acquisition. The unaudited pro forma condensed combined balance sheet combines AuthenTec’s balance sheet as of January 1, 2010 and the Embedded Security Solutions Division’s balance sheet as of December 31, 2009, and gives effect to the acquisition as if it occurred on January 1, 2010. The unaudited pro forma condensed combined balance sheet includes adjustments that are directly attributable to the acquisition. The unaudited pro forma condensed combined statement of operations for the fiscal year ended January 1, 2010 combines the AuthenTec’s historical consolidated statement of operations for the fiscal year ended January 1, 2010 with SafeNet’s Embedded Security Solutions Division historical consolidated statement of operations for the fiscal year ended December 31, 2009, and is presented as if the acquisition had taken place on January 3, 2009. The pro forma adjustments are based upon currently available information and assumptions that are directly attributable to the transaction and factually supportable.

The Acquisition is treated herein as a purchase of SafeNet, Inc.’s Embedded Security Solutions Division by AuthenTec, in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. Accordingly, any goodwill arising from the Acquisition has been determined as the excess of the acquisition cost over the net of the amounts assigned to acquired assets and liabilities. In the unaudited pro forma condensed combined balance sheet, AuthenTec’s cost to acquire SafeNet’s Embedded Security Solutions Division has been allocated to the assets acquired and liabilities assumed based upon AuthenTec’s preliminary estimate of their respective fair values as of the date of the Acquisition. The final purchase price allocation is dependent upon the completion of the valuation of SafeNet’s net assets acquired and liabilities assumed. AuthenTec expects to complete the valuation work during the second quarter of fiscal 2010. The final purchase price allocation and its effect on results of operations may differ significantly from the pro forma amounts included in this section, although these amounts represent management’s best estimates as of the date of this document

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or that actually would have been realized had AuthenTec and the Embedded Security Solutions Division been a combined company during the periods presented. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with AuthenTec’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended January 1, 2010, filed with the Securities and Exchange Commission on March 17, 2010 as well as the SafeNet’s Embedded Security Solutions Division’s historical consolidated financial statements included in this Form 8-K/A.

AuthenTec, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of January 1, 2010
(In thousands)

	Historical		Pro Forma
	AuthenTec	Embedded Security Solutions Division	Adjustments		Combined
	(Note 1)		(Note 3)
Assets
Current assets:
Cash and cash equivalents	$27,482	$518	$(518)	A	$18,982
			(8,500)	B
Short-term investments	24,893	-	-		24,893
Accounts receivable, net	3,208	2,742	-		5,950
Inventory	2,245	418	(418)	A	2,245
Prepaid expenses and other current assets	1,123	626	(329)	C	1,420
Total current assets	58,951	4,304	(9,765)		53,490

Long-term investments	3,173	-	-		3,173
Property and equipment, net	3,048	174	534	D	3,756
Goodwill	-	6,520	(6,520)	E	2,251
			2,251	F
Other intangible assets, net	998	4,582	(4,582)	E	8,553
			7,555	D
Deferred tax	-	306	(306)	G	-
Other assets	9	1,113	(1,113)	C	9

Total assets	$66,179	$16,999	$(11,946)		$71,232

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	2,458	347	-		2,805
Deferred revenue	42	1,702	(697)	C	1,047
Taxes payable	-	296	(296)	G	-
Accrued expenses and other current liabilities	3,338	858	728	H	4,924
Total current liabilities	5,838	3,203	(265)		8,776
Deferred taxes	-	2,256	(2,256)	G	-
Other liabilities	514	1,831	(1,740)	C	605
Total liabilities	6,352	7,290	(4,261)		9,381

Stockholders' equity:	59,827	9,709	(9,709)	I	61,851
			(775)	J
			2,799	K
Total stockholders' equity	59,827	9,709	(7,685)		61,851
Total liabilities and stockholders' equity	$66,179	$16,999	$(11,946)		$71,232

The accompanying notes are an integral part of these Unaudited Pro forma Condensed Combined Financial Statements.

AuthenTec, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended January 1, 2010
(In thousands, except for per share amounts)

	Historical		Pro Forma
	AuthenTec	Embedded Security Solutions Division	Adjustments		Combined
	(Note 1)		(Note 3)
Revenues:

Products	$34,066	$15,555	$-		$49,621
Service and maintenance	-	3,703			3,703
	34,066	19,258	-		53,324
Cost of revenues:

Products	18,369	1,263	259	L	19,891
Amortization of intangible assets	-	750	(750)	M	1,070
			1,070	N
Service and maintenance	-	570	-		570
	18,369	2,583	579		21,531

Gross profit	15,697	16,675	(579)		31,793

Operating expenses:
Research and development expenses	14,439	4,904	107	N	19,450
Selling and marketing expenses	7,649	4,527	-		12,176
General and administrative expenses	11,278	3,093	-		14,371
Amortization of intangible assets	52	730	(730)	M	350
			298	N
Impairment of Goodwill	-	9,223	-		9,223

	33,418	22,477	(325)		55,570

Operating loss	(17,721)	(5,802)	(254)		(23,777)
Accrued Expenses and other current liabilities
Interest income	365	-	(48)	O	317
Impairment on investments	(47)	-	-		(47)

Income before income taxes	(17,403)	(5,802)	(302)		(23,507)
Income tax expense (benefit)	-	1,241	(1,068)	H	173

Net loss	$(17,403)	$(7,043)	$766		$(23,680)

Net loss per common share, basic and diluted	$(0.61)				$(0.79)

Shares used in computing basic and diluted net loss per
common share	28,663		1,211	P	29,874

The accompanying notes are an integral part of these Unaudited Pro forma Condensed Combined Financial Statements.

AuthenTec, Inc.
Notes to Unaudited Pro Forma
Condensed Combined Financial Statements

1.	Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information has been prepared by AuthenTec’s management and gives pro forma effect to the completion of the acquisition by AuthenTec of certain assets and liabilities of SafeNet’s Embedded Security Solutions Division, on February 26, 2010.

The unaudited pro forma condensed combined statement of operations combine the historical consolidated statement of operations of AuthenTec and SafeNet’s Embedded Security Solutions Division, giving effect to the Acquisition as if it had occurred on January 3, 2009. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of AuthenTec and SafeNet’s Embedded Security Solutions Division, giving effect to the Acquisition as if it had been consummated on January 1, 2010. You should read this unaudited pro forma information in conjunction with the accompanying notes to the unaudited pro forma combined financial statements, the historical financial statements of AuthenTec included in its Annual Report on Form 10K for the year ended January 1, 2010, filed with the Securities and Exchange Commission (“SEC”) on March 17, 2010, and historical financial statements of SafeNet’s Embedded Security Solutions Division filed herein.

The Acquisition is treated herein as a purchase of SafeNet’s Embedded Security Solutions Division by AuthenTec, in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. Accordingly, goodwill arising from the Acquisition has been determined as the excess of the acquisition cost over the net of the amounts assigned to acquired assets and liabilities. In the unaudited pro forma condensed combined balance sheet, AuthenTec’s cost to acquire SafeNet’s Embedded Security Solutions Division has been allocated to the assets acquired and liabilities assumed based upon AuthenTec’s preliminary estimate of their respective fair values as of the date of the Acquisition.

Definitive allocations have not been completed and continue to be refined based upon certain valuations and other studies after the closing date of the Acquisition. Accordingly, the pro forma adjustments relating to the purchase price allocation are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value. Thus, the final purchase price allocation may differ in material respects from that presented in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statements of operations also include certain acquisition accounting adjustments that are expected to have a continuing impact on the combined results, such as increased amortization expense on acquired intangible assets and depreciation of internally developed software.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of our consolidated results of operations or financial position that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as a representation of our future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.

Preliminary Purchase Price Allocation

On February 26, 2010, AuthenTec completed its acquisition of SafeNet’s Embedded Security Solutions Division.

The unaudited pro forma condensed combined financial statements reflect the total purchase price for the Embedded Security Solutions Division of approximately $11.3 million which consists of the following (in thousands):

Common stock (1,211,482 shares at $2.31 per share)	$2,799
Cash	8,500
Working capital adjustment	(775)
Earn Out Contingency	728
Total consideration	$11,252

The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. The excess of the purchase consideration over the fair value of the net assets acquired has been allocated to goodwill. The preliminary purchase price allocation may be adjusted after obtaining more information regarding, among other things, asset valuations, liabilities assumed, revisions of preliminary estimates and finalization of the working capital adjustment. The purchase price allocation will be finalized in the near future. The final purchase price allocation and its effect on results of operations may differ significantly from the amounts included herein. . For each $1 million fair value adjustment to amortizable intangible asset, assuming a weighted-average useful life of 5.6 years, annual amortization expense would change by approximately $178 thousand.

The earn out contingent payment may be due by us if certain revenue targets are achieved by the Embedded Security Solutions Division during the earn out period. The revenue target calculation requires accumulated Embedded Security Solutions Division annual revenue to reach $20 million, adjusted for certain deferred revenue items and pro-rated for the length of the earn out period. We estimated the fair value of the contingent payment based on financial projections of the acquired business and estimated probabilities of achievement. We believe that our estimates and assumptions are reasonable, but there is significant judgment involved.

The following is a summary of the preliminary allocation of the purchase price as of February 26, 2010 (in thousands):

Accounts receivable	$1,960
Other current assets	354
Property and Equipment	689
Total tangible assets acquired	3,003

Amortizable intangible assets:
Developed technology	5,131
Customer relationships	1,090
Integrated circuit distribution agreement	672
Non-compete agreement	662
7,555

Non-amortizable intangible assets:
Goodwill	3,095
3,095

Total assets acquired	13,653

Current liabilities	(1,396)
Deferred Revenue	(1,005)
Total liabilities assumed	(2,401)

Total	$11,252

            Identifiable intangible assets having finite lives arising from the acquisition of SafeNet’s Embedded Security Solutions Division are valued at $7.6 million and will be amortized on a straight-line basis with a weighted average remaining useful life of 5.6 years.  The excess of the purchase price over the aggregate fair values, which was $3.1 million, was recorded as goodwill.  Goodwill had an indefinite life and is not subject to amortization.

3.  Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Acquisition was completed on January 1, 2010 for balance sheet purposes and on January 3, 2009 for statements of operations purposes and reflects the following pro forma adjustments:

(A)	Adjustment to remove assets and liabilities not transferred as part of the Asset Purchase Agreement. This includes approximately $0.5 million in cash equivalents and $0.4 million in inventory.

(B)	Adjustment to reduce cash for the consideration paid by AuthenTec, as discussed in Note 2.

(C)
Adjustment to reduce SafeNet’s Embedded Security Solutions Division deferred revenue and related deferred cost of goods sold to fair value of the legal performance obligations, which includes the cost to support the obligation and a reasonable profit margin of a market participant, under the SafeNet’s Embedded Security Solutions Division existing contracts as  follows (in thousands):

Deferred cost of goods sold - current portion	$329
Deferred cost of goods sold - long term portion	1,113
Deferred revenue - current portion	697
Deferred revenue - long term portion	1,740

(D)
Adjustment to record the preliminary valuation of intangible assets and internally developed software. AuthenTec has performed a preliminary assessment of the estimated acquisition date fair value of long-lived assets acquired and liabilities assumed of SafeNet’s Embedded Security Solutions Division, listed below  (in thousands):

Intangible assets	Fair value	Weighted Average Useful Life	Annual Amortization
Developed technology	$5,131	5.6 years	$936
Customer relationships	1,090	6.6 years	166
Integrated circuit distribution agreement	672	5 years	134
Non-compete agreement	662	5 years	132
Total intangibles	$7,555		$1,368

Property Plant & Equipment
Internally developed software	534	5 years	107

(E)	Adjustment to eliminate the historical goodwill and intangible assets from SafeNet’s Embedded Security Solutions Division’s balance sheet.

(F)	Reflects preliminary assessment of goodwill to be recorded as a result of the acquisition.

(G)
Adjustment to eliminate the historical deferred tax asset, deferred tax liability, taxes payable and income tax expense from  SafeNet’s Embedded Security Solutions Division balance sheet and statement of operations due to AuthenTec’s accumulated net operating losses carry forward position.

(H)	Reflects adjustment to record the estimated earn out liability.

(I)	Adjustment to eliminate the historical stockholders’ equity of SafeNet’s Embedded Security Solutions Division.

(J)
Adjustment reflects estimated shares of AuthenTec common stock for the working capital adjustment due from SafeNet. The shares of common stock issued as part of the consideration of the purchase is subject to increase or decrease based on meeting a closing date minimum working capital requirement of approximately $1.7 million as defined in the purchase agreement. Based on the preliminary closing working capital calculations, SafeNet would be required to surrender a portion of the share consideration previously issued estimated at approximately $775,000 or 329,438 common shares.

(K)
Adjustment to reflect the issuance of equity consideration paid by AuthenTec, as discussed in Note 2.  Reflects issuance of 1,211,482 shares of AuthenTec common stock at a price of $2.31 per share, the closing price of AuthenTec common stock on the NASDAQ global market on February 26, 2010.

(L)
Adjustment to the SafeNet’s Embedded Security Solutions Division’s product cost of goods sold to reflect the arrangement prescribed by the Asset Purchase Agreement whereby SafeNet is compensated for the cost of products in an amount equal to 40 percent of the related revenue. The revenue related to this arrangement during fiscal year 2009 was approximately $3,804 thousand and included in Product Revenue in the Combined Carve Out Statement of Operations for SafeNet's Embedded Security Solutions Division. The total of $1,263 thousand in product costs incurred by SafeNet's Embedded Security Solutions Division and the $259 thousand adjustment represents 40 percent of the $3,804 thousand in revenue earned under in products under the agreement.

(M)	Adjustment to eliminate the amortization expense of historical intangibles assets from the SafeNet’s Embedded Security Solutions Division statement of operations.

(N)	Adjustment for amortization and depreciation expense related to preliminary estimated fair values of purchased intangible assets and property, plant and equipment as follows (in thousands):

Year ended January 1, 2010
Amortization expense included in cost of revenues	$1,070
Amortization expense included in operating expenses	298
Depreciation of internally developed software	107

(O)
Adjustment to reduce interest income reflecting a decrease in interest that would not have been earned on the $8,500 cash consideration. This was calculated by multiplying this cash consideration by AuthenTec’s average rate of return on investments over the period presented, which is approximately 0.6%.

(P)
To adjust the denominator for pro forma basic net loss per share to reflect the issuance of 1,211,482 shares of AuthenTec’s common stock related to the acquisition of SafeNet’s Embedded Security Solutions Division as if the shares had been outstanding throughout the period presented.

Note: The carve out financial statements of SafeNet’s Embedded Security Solutions Division are intended to include all the costs of doing business and include significant corporate allocations from its parent company, SafeNet, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTHENTEC, INC.

By:  /s/ Frederick R. Jorgenson
      Frederick R. Jorgenson
      Vice President - General Counsel

Dated:   May 12, 2010

INDEX TO EXHIBITS

Exhibit No.	Description
23.1	Consent of PricewaterhouseCoopers LLP
99.1	Audited financial statements of SafeNet, Inc’s Embedded Security Solutions Division as of December 31, 2009 and for the year ended December 31, 2009.
99.2	Unaudited pro forma combined financial statements as of December 31, 2009 and for the year ended December 31, 2009.